Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 8, 2023. The Goldman Sachs Group, Inc. $ Fixed and Floating Rate Notes due

We will pay interest at a fixed rate of 6.75% per annum on July 27, 2023, August 27, 2023, September 27, 2023, October 27, 2023, November 27, 2023 and December 27, 2023. After December 27, 2023, interest will be payable on January 27, 2024, February 27, 2024, March 27, 2024, April 27, 2024, May 27, 2024, June 27, 2024 and the stated maturity date (July 29, 2024) at a floating rate equal to the then-applicable 1-year U.S. dollar SOFR ICE swap rate plus the spread of 0.35% per annum, subject to the minimum interest rate of 0.50% per annum. The notes will mature on the stated maturity date. On the stated maturity date, you will receive $1,000, plus any accrued and unpaid interest, for each $1,000 of the principal amount of your notes.

The interest on your notes for each monthly interest period commencing on or after December 27, 2023 will be a rate equal to the then-applicable 1-year U.S. dollar SOFR ICE swap rate, determined on the relevant interest determination date, plus the spread, subject to the minimum interest rate.

Your investment in the notes involves certain risks, including our credit risk. See page S-7.

You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	expected to be June 27, 2023	Original issue price:	100% of the principal amount
Underwriting discount:	% of the principal amount	Net proceeds to the issuer:	% of the principal amount

In addition to offers and sales at the original issue price, the underwriters may offer the notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. If interest rates increase, in most cases the market value of the notes will decrease and, if you sell the notes prior to maturity, you will receive less than the principal amount of the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	InspereX LLC

Prospectus Supplement No. dated June , 2023.

The issue price, underwriting discount and net proceeds listed on the cover page hereof relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the offered notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series N program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, as supplemented by the accompanying prospectus supplement, dated February 13, 2023, relating to Medium-Term Notes, Series N, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, as amended, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Specified currency: U.S. dollars (“$”)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Principal amount: $ in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Stated maturity date (set on the trade date): expected to be July 29, 2024

Trade date: expected to be June 20, 2023

Original issue date (settlement date) (set on the trade date): expected to be June 27, 2023

Form of Notes: global form only

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin llp that you should include the amounts treated as qualified stated interest in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. In addition, you should be required to include any original issue discount in ordinary income as such original issue discount accrues, regardless of your method of accounting for tax purposes. Any gain or loss you recognize upon the sale, exchange or maturity of your notes should be capital gain or loss. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.

Fixed interest rate: for the fixed rate interest periods, 6.75% per annum

Fixed rate interest payment dates (set on the trade date): expected to be July 27, 2023, August 27, 2023, September 27, 2023, October 27, 2023, November 27, 2023 and December 27, 2023

Fixed rate interest periods: monthly; the periods from and including a fixed rate interest payment date (or the original issue date, in the case of the first fixed rate interest period) to but excluding the following fixed rate interest payment date

Floating interest rate: for the floating rate interest periods, a rate per annum equal to the base rate, determined on the relevant interest determination date, plus the spread, subject to the minimum interest rate

Base rate for the floating rate interest periods: 1-year U.S. dollar SOFR ICE swap rate (as described under “Historical 1-Year U.S. Dollar SOFR ICE Swap Rates”, “Additional Information About the Notes – 1-Year U.S. Dollar SOFR ICE Swap Rate” and “Discontinuance of the base rate” below).

Discontinuance of the base rate: if the calculation agent determines on an interest determination date that the base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor base rate comparable to the base rate, including any adjustment factor needed to make such substitute or successor rate comparable to the base rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor base rate.

Index maturity: 1 year

Minimum interest rate: 0.50% per annum

Spread: 0.35% per annum

Floating rate interest payment dates (set on the trade date): expected to be January 27, 2024, February 27, 2024, March 27, 2024, April 27, 2024, May 27, 2024, June 27, 2024 and the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement

Floating rate interest periods: monthly; the periods from and including a floating rate interest payment date (or the final fixed rate interest payment date, in the case of the first floating rate interest period) to but excluding the next succeeding floating rate interest payment date (or the stated maturity date, in the case of the final floating rate interest period)

Interest determination dates: for each floating rate interest period, the second U.S. Government securities business day preceding the floating rate interest reset date

Business day convention: following unadjusted; applicable to interest payment dates and floating rate interest reset dates

Floating rate interest reset dates (set on the trade date): December 27, 2023, January 27, 2024, February 27, 2024, March 27, 2024, April 27, 2024, May 27, 2024 and June 27, 2024

Day count convention: Actual/360 (ISDA), as described under “Additional Information About the Notes— Day Count Convention” below.

Regular record dates: the day immediately prior to the day on which the interest payment is to be made (as such payment day may be adjusted under the applicable business day convention)

No listing: the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

No redemption: the notes will not be subject to redemption right or price dependent redemption right

Business Day: New York business day

Defeasance applies as follows:

•
full defeasance: no
•
covenant defeasance: no

Calculation agent: Goldman Sachs & Co. LLC

CUSIP no.: 38150ASX4

ISIN no.: US38150ASX45

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency; nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the method we will use to calculate the amount of interest accrued during each interest period following the sixth interest period.

The table below is based on 1-year U.S. dollar SOFR ICE swap rates that are entirely hypothetical; no one can predict what the 1-year U.S. dollar SOFR ICE swap rate will be on any day during the floating rate interest periods, and no one can predict the interest that will accrue on your notes in any floating rate interest period.

For these reasons, the actual 1-year U.S. dollar SOFR ICE swap rates during the floating rate interest periods, as well as the interest payable on each floating rate interest payment date, may bear little relation to the hypothetical table shown below or to the historical 1-year U.S. dollar SOFR ICE swap rates shown elsewhere in this prospectus supplement. For information about the 1-year U.S. dollar SOFR ICE swap rates during recent periods, see “Historical 1-Year U.S. Dollar SOFR ICE Swap Rates ” on page S-14. Before investing in the offered notes, you should consult publicly available information to determine the 1-year U.S. dollar SOFR ICE swap rates between the date of this prospectus supplement and the date of your purchase of the offered notes.

The following table illustrates the method we will use to calculate the interest rate at which interest will accrue on each day included in each floating rate interest period, subject to the key terms and assumptions below.

The percentage amounts in the left column of the table below represent hypothetical 1-year U.S. dollar SOFR ICE swap rates on a given floating rate interest determination date. The right column of the table below represent the hypothetical interest rate that would be payable on a given floating rate interest payment date, based on the corresponding hypothetical 1-year U.S. dollar SOFR ICE swap rate. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumption
Minimum interest rate Spread	0.50% per annum 0.35% per annum

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

Hypothetical 1-Year U.S. Dollar SOFR ICE Swap Rate	Hypothetical Per Annum Interest Rate Payable for the Interest Period
-3.00%	0.50%*
-2.00%	0.50%*
-1.50%	0.50%*
-0.50%	0.50%*
0.00%	0.50%*
1.00%	1.35%
2.00%	2.35%
3.00%	3.35%
4.00%	4.35%
5.00%	5.35%
6.00%	6.35%

* Interest is floored at the minimum interest rate of 0.50% per annum for the floating rate interest payment dates.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option bought, by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual 1-year U.S. dollar SOFR ICE swap rate on any day or the market value of your notes, nor can we predict the relationship between the 1-year U.S. dollar SOFR ICE swap rate and the market value of your notes at any time prior to the stated maturity date. The actual interest payment that a holder of the offered notes will receive on each floating rate interest payment date and the rate of return on the offered notes will depend on the actual 1-year U.S. dollar SOFR ICE swap rates determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical table is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes on each floating rate interest payment date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated February 13, 2023, and in the accompanying prospectus supplement, dated February 13, 2023. Your notes are a riskier investment than ordinary debt securities. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated February 13, 2023, as supplemented by the accompanying prospectus supplement, dated February 13, 2023, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based in part on the performance of the 1-year U.S. dollar SOFR ICE swap rate, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series N Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement.

The Amount of Interest Payable on Your Notes Will Not Be Affected by the 1-Year U.S. Dollar SOFR ICE Swap Rate on Any Day Other Than an Interest Determination Date

For each interest period after the first six interest periods, the amount of interest payable on each floating rate interest payment date is calculated based on the 1-year U.S. dollar SOFR ICE swap rate on the applicable interest determination date plus the spread. Although the actual 1-year U.S. dollar SOFR ICE swap rate on a floating rate interest payment date or at other times during a floating rate interest period may be higher than the 1-year U.S. dollar SOFR ICE swap rate on the applicable interest determination date, you will not benefit from the 1-year U.S. dollar SOFR ICE swap rate at any time other than on the interest determination date for such floating rate interest period.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Historical Levels of the 1-Year U.S. Dollar SOFR ICE Swap Rate Are Not an Indication of the Future Levels of the 1-Year U.S. Dollar SOFR ICE Swap Rate

In the past, the level of the 1-year U.S. dollar SOFR ICE swap rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the 1-year U.S. dollar SOFR ICE swap rate are not necessarily indicative of future levels. Any historical upward or downward trend in the 1-year U.S. dollar SOFR ICE swap rate is not an indication that the 1-year U.S. dollar SOFR ICE swap rate is more or less likely to increase or decrease at any time during an interest period, and you should not take the historical levels of the 1-year U.S. dollar SOFR ICE swap rate as an indication of its future performance.

If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at principal amount. If you purchase your notes at a premium to principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at principal amount or a discount to principal amount.

Certain Key Terms of Your Notes, Including the Fixed Interest Rate and the Floating Interest Rate (Including the Spread), Were Established as of May 8, 2023, Even Though the Trade Date Is Not Expected to Occur Until June 20, 2023; These Key Terms May Be Less Favorable to You Than If They Had Been Set on the Trade Date

Certain key terms of the notes, including the fixed interest rate for the fixed rate interest periods and the floating interest rate (including the spread) for the floating rate interest periods, were established as of May 8, 2023. These key terms may be less favorable to you than if they had been set on the trade date, which is expected to be June 20, 2023. You are exposed to market risk (including increases in interest rates and yield rates) during the approximately 6 week period between May 8, 2023 and June 20, 2023. For a discussion of certain factors which may influence the value of your notes, see “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the level of the 1-year U.S. dollar SOFR ICE swap rate;
•
the volatility – i.e., the frequency and magnitude of changes – in the level of the 1-year U.S. dollar SOFR ICE swap rate;
•
economic, financial, regulatory, political, military, public health and other events that affect the level of the 1-year U.S. dollar SOFR ICE swap rate generally;
•
interest rate and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes.

You cannot predict the future performance of the 1-year U.S. dollar SOFR ICE swap rate based on its historical performance. The actual performance of the 1-year U.S. dollar SOFR ICE swap rate over the life of the offered notes may bear little or no relation to the historical levels of the 1-year U.S. dollar SOFR ICE swap rate or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the 1-Year U.S. Dollar SOFR ICE Swap Rate Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the 1-year U.S. dollar SOFR ICE swap rate. Changes in the 1-year U.S. dollar SOFR ICE swap rate may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Amount of Interest Payable on Your Notes Will Not Be Affected by the 1-Year U.S. Dollar SOFR ICE Swap Rate on Any Day Other Than an Interest Determination Date” and “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to 1-year U.S. dollar SOFR ICE swap rate. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to 1-year U.S. dollar SOFR ICE swap rate, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final interest determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other 1-year U.S. dollar SOFR ICE swap rate-linked notes whose returns are linked to 1-year U.S. dollar SOFR ICE swap rate.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of 1-year U.S. dollar SOFR ICE swap rate — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

As Calculation Agent, Goldman Sachs & Co. LLC Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, Goldman Sachs & Co. LLC will have discretion in making certain determinations that affect your notes, including determining the 1-year U.S. dollar SOFR ICE swap rate on any interest determination date, which we will use to determine the amount we will pay on any applicable floating rate interest payment date during the floating rate interest periods. Further, if Goldman Sachs & Co. LLC determines on an interest determination date that the 1-year U.S. dollar SOFR ICE swap rate has been discontinued, then Goldman Sachs & Co. LLC will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the 1-year U.S. dollar SOFR ICE swap rate, provided that if Goldman Sachs & Co. LLC determines there is an industry-accepted successor base rate, then Goldman Sachs & Co. LLC shall use such successor base rate. If Goldman Sachs & Co. LLC has determined a substitute or successor base rate in accordance with the foregoing, Goldman Sachs & Co. LLC in its sole discretion may determine the business day convention, the applicable business days and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the 1-year U.S. dollar SOFR ICE swap rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. See “Specific Terms of Your Notes — Key Terms — Discontinuance of the base rate” on page S-4. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Additional Risks Related to the 1-Year U.S. Dollar SOFR ICE Swap Rate

Because the 1-Year U.S. Dollar SOFR ICE Swap Rate Was Recently Launched, the 1-Year U.S. Dollar SOFR ICE Swap Rate Has a Very Limited Performance History

The 1-year U.S. dollar SOFR ICE swap rate was launched on November 8, 2021.

The 1-year U.S. dollar SOFR ICE swap rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a specified maturity of 1 year. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities.

Because the 1-year U.S. dollar SOFR ICE swap rate has no historical information prior to November 8, 2021, limited historical information will be available for you to consider in making an independent investigation of their performance, which may make it difficult for you to make an informed decision with respect to the notes. No future performance of the 1-year U.S. dollar SOFR ICE swap rate can be predicted based on its historical performance information described herein.

Certain Risks Related to SOFR

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR, a broad U.S. treasuries repurchase financing rate to be published by the Federal Reserve Bank of New York, as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also published historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

Because SOFR is published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee, particularly given its relatively recent introduction, that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the notes. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the levels of the 1-year U.S. dollar SOFR ICE swap rate and, therefore, the amount payable on your notes and the trading prices of such notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend published SOFR data in its sole discretion and without notice.

Additionally, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates. The return on and value of your notes may fluctuate more than notes that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to the levels of the 1-year U.S. dollar SOFR ICE swap rate and, therefore, the amount payable on your notes.

The 1-Year U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion

Even if the 1-year U.S. dollar SOFR ICE swap rate is not discontinued, it is possible that such rate may not be available on an interest determination date because such rate is not published by the Intercontinental Exchange (ICE). Non-publication by ICE of the 1-year U.S. dollar SOFR ICE swap rate could occur for a number of reasons, such as a lack of available market data and an inability to use available market data to estimate rates for index maturities that are not available, or for other reasons. If the 1-year U.S. dollar SOFR ICE swap rate cannot be determined using its Bloomberg screen page due to the non-publication of such rate on an interest determination date, the 1-year U.S. dollar SOFR ICE swap rate will be determined by the calculation agent in its sole discretion. See “Specific Terms of Your Notes — Key Terms — Discontinuance of the base rate” above. If, after an interest determination date, you would like to know the level of the 1-year U.S. dollar SOFR ICE swap rate on such interest determination date, please call GS&Co. at (212) 902-0300.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Use of Proceeds

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the 1-year U.S. dollar SOFR ICE swap rate on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the 1-year U.S. dollar SOFR ICE swap rate. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•
expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the 1-year U.S. dollar SOFR ICE swap rate,
•
may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or
•
may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the 1-year U.S. dollar SOFR ICE swap rate.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

ADDITIONAL INFORMATION ABOUT THE NOTES

1-Year U.S. Dollar SOFR ICE Swap Rate

In this prospectus supplement, when we refer to the 1-year U.S. dollar SOFR ICE swap rate on an interest determination date, we mean the rate appearing on the Bloomberg screen USISSO01 page for U.S. dollar swaps having a maturity equal to 1 year, referencing the Secured Overnight Financing Rate (SOFR) compounded in arrears for twelve months using standard market conventions, as of approximately 11:00 A.M. New York City time on such interest determination date. If the 1-year U.S. dollar SOFR ICE swap rate cannot be determined in this manner on the relevant interest determination date, the following procedures will apply to your notes.

If the calculation agent determines on an interest determination date that the base rate has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the base rate, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the applicable business days and the interest determination dates to be used, and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the base rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor base rate.

Unless the calculation agent uses a substitute or successor base rate as so provided, if the 1-year U.S. dollar SOFR ICE swap rate cannot be determined in the manner described above, the 1-year U.S. dollar SOFR ICE swap rate for that interest determination date will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

The 1-year U.S. dollar SOFR ICE swap rate will be subject to the corrections, if any, published on the Bloomberg screen USISSO01 page within one hour of the time that rate was first displayed on such source.

“Bloomberg screen USISSO01 page” means the display on the Bloomberg Professional Service, or any successor or replacement service, on the page “USISSO01”, or any successor or replacement page on that service.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each fixed rate interest period or floating rate interest period (each, an “interest period”), Actual/360 (ISDA) means the actual number of days in such interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions.

.

HISTORICAL 1-YEAR U.S. DOLLAR SOFR ICE SWAP RATES

The level of the 1-year U.S. dollar SOFR ICE swap rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the 1-year U.S. dollar SOFR ICE swap rate during the period shown below is not an indication that the 1-year U.S. dollar SOFR ICE swap rate is more or less likely to increase or decrease at any time during the life of your notes. See “Additional Risk Factors Specific to Your Notes — The 1-Year U.S. Dollar SOFR ICE Swap Rate May Not Be Published on an Interest Determination Date and, If Such Rate is Not Published, it May Be Determined by the Calculation Agent in its Sole Discretion” for more information relating to the 1-year U.S. dollar SOFR ICE swap rate.

You should not take the historical levels of the 1-year U.S. dollar SOFR ICE swap rate as an indication of future levels of the 1-year U.S. dollar SOFR ICE swap rate. We cannot give you any assurance that the future levels of the 1-year U.S. dollar SOFR ICE swap rate will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

Neither we nor any of our affiliates make any representation to you as to the performance of the 1-year U.S. dollar SOFR ICE swap rate during the floating rate interest periods. Before investing in the offered notes, you should consult publicly available information to determine the levels of the 1-year U.S. dollar SOFR ICE swap rate between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual levels of the 1-year U.S. dollar SOFR ICE swap rate during the floating rate interest periods may bear little relation to the historical levels of the 1-year U.S. dollar SOFR ICE swap rate shown below.

The graph below shows the daily historical last levels of the 1-year U.S. dollar SOFR ICE swap rate from November 18, 2021, the first day on which the 1-year U.S. dollar SOFR ICE swap rate was published by Bloomberg Professional Service, through May 4, 2023. We obtained the last levels in the graph below from Bloomberg Professional Service, without independent verification.

Historical Performance of the 1-Year U.S. Dollar SOFR ICE Swap Rate

* As discussed herein, the 1-year U.S. dollar SOFR ICE swap rate may not be published by the Intercontinental Exchange on a business day for various reasons.

The notes are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the notes.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax-exempt organization;
•
a partnership;
•
a person that owns the notes as a hedge or that is hedged against interest rate risks;
•
a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Tax Treatment. The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, it is the opinion of Sidley Austin LLP that you should include the amounts treated as qualified stated interest in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes. In addition, you should be required to include any original issue discount in ordinary income as such original issue discount accrues, regardless of your method of accounting for tax purposes.

As discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount,” (i) you must include original issue discount, or OID, (if any) in your gross income for U.S. federal income tax purposes as it accrues (regardless of your regular method of accounting) and (ii) you must determine the amount of interest that is treated as qualified stated interest (“QSI”) on your notes in order to determine the amount of OID in respect of a note. As discussed in the following paragraph and discussed in further detail in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities,” in order to determine the amount of QSI and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the notes. The amount of OID and QSI on the notes is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is generally taken into account as if the holder held the equivalent fixed rate debt instrument (subject to the adjustment to QSI described below).

The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a “qualified floating rate” that would preserve the fair market value of the notes, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date). If the amount paid in any quarter is greater than (or less than) the amount assumed to be paid in such quarter, you will be required to increase (or decrease) the amount of QSI you take into income by this difference. In general, your taxable income in each year should include the amount of QSI paid or accrued (subject to the adjustments discussed in this paragraph) and the annual OID accrual with respect to your notes but should not include payments made in respect of your notes that are in excess of QSI (as adjusted). Any amount you receive in an accrual period which is in excess of the sum of the OID and QSI for such period will be treated for federal income tax purposes as a return of principal. You should determine the OID that is allocable to each period in the manner described under “United States Taxation — Taxation of Debt Securities — United States Holders — Original Issue Discount” in the accompanying prospectus.

You will generally recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. See discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

You should consult your tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

If you purchase the notes at a price lower than the original issue price, you will be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a price higher than the original issue price, you will be subject to the rules governing premium as described under “United States Taxation —Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus. The original issue price of your notes is equal to the principal amount of the notes.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation —Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$
InspereX LLC
Total	$

Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of % of the principal amount of the notes. Any notes sold by the underwriters to securities dealers may be sold at a discount from the original issue price of up to % of the principal amount of the notes. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms. In addition to offers and sales at the original issue price, the underwriters may offer the notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction by Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through FINRA member broker-dealers registered with the U.S. Securities and Exchange Commission.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman Sachs & Co. LLC or any other underwriter, will be approximately $ .

We expect to deliver the notes against payment therefor in New York, New York on June 27, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes are a new issue of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman Sachs & Co. LLC and InspereX LLC that they may make a market in the notes. Goldman Sachs & Co. LLC and InspereX LLC are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of The Goldman Sachs Group, Inc. Please see “Plan of Distribution—Conflicts of Interest” on page 143 of the accompanying prospectus.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii) or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

CONFLICTS OF INTEREST

GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

		$ The Goldman Sachs Group, Inc. Fixed and Floating Rate Notes due Goldman Sachs & Co. LLC InspereX LLC

Prospectus Supplement
	Page

Specific Terms of Your Notes	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-7
Use of Proceeds	S-12
Hedging	S-12
Additional Information About the Notes	S-13
Historical 1-Year U.S. Dollar SOFR ICE Swap Rates	S-14
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-15
Employee Retirement Income Security Act	S-17
Supplemental Plan of Distribution	S-18
Conflicts of Interest	S-20

Prospectus Supplement dated February 13, 2023

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes	S-18

Prospectus dated February 13, 2023

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	74
Description of Purchase Contracts We May Offer	91
Description of Units We May Offer	96
Description of Preferred Stock We May Offer	102
Description of Common Stock We May Offer	110
Description of Capital Stock of The Goldman Sachs Group, Inc.	111
Legal Ownership and Book-Entry Issuance	116
Considerations Relating to Floating Rate Securities	122
Considerations Relating to Indexed Securities	128
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	129
United States Taxation	132
Plan of Distribution	153
Conflicts of Interest	156
Employee Retirement Income Security Act	157
Validity of the Securities	158
Independent Registered Public Accounting Firm	159
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	159